Exhibit 10(f)(6)


                            SEPARATION AGREEMENT

      This Agreement Upon Separation Of Employment ("Agreement") is made and entered into by and between Michael B. Schott, his successors, heirs, administrators, executors, personal representatives and assigns ("Schott") and The Quaker Oats Company, its officers, directors, shareholders, employees, agents, assigns, subsidiaries, divisions, parents, affiliates and successors ("Quaker"), collectively "the parties," and is effective as of the date hereof.

      Schott understands that he shall at all times be employed at-will, which means that he or Quaker has the right to terminate their employment relationship at any time, for any reason. This Agreement merely sets forth the parties respective rights and obligations in the event of termination, without creating any right to continued or future employment.


1.   Eligibility Criteria:

     Provided that he complies with the requirements of paragraph 3 (by signing a release Quaker tenders to him), Schott will qualify for supplemental separation benefits if the conditions in any of the following sections (A, B, C or D) are satisfied.

     A. Involuntary Discharge: During the first forty two (42) months of his Quaker employment: (i) his employment is involuntarily terminated by Quaker for reasons other than a sale or spin-off of the Snapple business; and (ii) the Committee which administers the Quaker Officers' Severance Program ("Program") determines that he is eligible for severance pay under the Program (or, if the Program no longer exists, he meets this requirement if he satisfies the eligibility criteria currently contained in the Program).

     B. Spin-Off Of Snapple Business: During the first forty two (42) months of his employment: (i) Quaker spins-off Snapple such that it becomes an independent corporation (e.g., what was done with Fisher-Price); and (ii) he is not offered a reasonably comparable or superior position in the new company that embodies/includes Snapple (without limitation, any position that involves a reduction in his base salary or target bonus will be considered inferior).

      C. Sale Of Snapple Business: During the first forty two (42) months of his employment, Quaker sells Snapple to an acquiror and any of the following applies: (i) he is not offered a position by the acquiror; (ii) he is involuntarily terminated by the acquiror during the first six (6) months after Quaker's sale of Snapple; or (iii) during the first six (6) months following the sale he terminates his employment with the acquiror, or declines to accept a position with the acquiror, based on his good faith belief that the position available to him is unacceptable -- but if the facts clearly and convincingly establish that he resigned or declined a job he found acceptable merely to take a better opportunity offered to him by another company, he does not qualify.

      D. Constructive Discharge: During the first forty two (42) months of his employment: (i) Quaker reduces his base salary below $350,000 and/or reduces his target bonus below $215,000; and (ii) he elects to treat the reduction as a constructive discharge and, accordingly, resigns promptly.


2.   Supplemental Separation Benefits

      A. If Schott satisfies the eligibility criteria set forth in paragraph 1(A), 1(B) and/or 1(D), then after his Program benefits have expired, or immediately if he is not entitled to Program benefits, Quaker shall make supplemental separation payments to him of $47,083.33 per month. These payments will continue until the earlier of the following dates: (i) two years after the date of his termination from active Quaker employment; or (ii) forty two (42) months after his first day of active employment with Quaker (i.e., his hire date). Notwithstanding the preceding sentence, supplemental separation payments will not be cut off until Schott has received Program payments (if any) and/or supplemental payments (if any) for at least nine (9) months (e.g., if terminated at the end of the 36th month, he would receive payments of one kind and/or the other through the 45th month). Provided, if Schott qualifies under section 1(C), then regardless of whether he also qualifies under other sections, he shall receive payments solely as provided in section 2(B), not under this section (i.e., he cannot double-collect under both provisions).

      B. If Schott satisfies the eligibility criteria set forth in paragraph 1(C), then after his Program benefits have expired, or immediately if he is not entitled to Program benefits, he will receive supplemental separation payments of $47,083.33 per month. These payments will continue until the earlier of the following dates: (i) two years from the effective date of Quaker's sale of Snapple; or (ii) forty two (42) months after his first day of active employment with Quaker. Notwithstanding the preceding sentence, supplemental separation payments will not be cut off until Schott has received Program payments (if any) and/or supplemental payments (if any) for at least nine (9) months. [Note that under this formula, if Schott works for the acquiror for any period of time, that will have the effect of reducing the number of monthly separation payments he receives from Quaker.] Further, once payments have begun under the Program or this provision, if Schott subsequently accepts employment or enters into any kind of working relationship with the acquiror, then supplemental separation payments from Quaker will immediately cease.

      C. If Schott is terminated during his first forty two (42) months of employment and the Program Committee determines that he qualifies for Program benefits, but the amount of his monthly Program benefit is less than $47,083.33, then Quaker will make additional monthly payments such that while he is receiving Program payments, the sum of his Program payment plus this supplemental payment equals $47,083.33 (which works out to $565,000 on an annualized basis).

      D. Other Fringe Benefits: While Schott is receiving supplemental separation payments, he also will receive the same benefits, such as insurance coverage, that are provided under the Program, subject to his payment of any required contribution on the same terms as other participants in these benefits.


3.   Mutual Waiver And Release

     A. For Schott to qualify for any supplemental pay or benefits under this Agreement, within forty five (45) days after Schott's termination from active Quaker employment, a valid release of all potential claims he has or might have against Quaker must be signed and in effect; provided, this condition will not apply unless and until Quaker tenders a release to Schott for him to sign;
further provided, Schott will not be required to waive rights to the post-termination benefits provided herein or under any of Quaker's pension or benefit plans. This release will be consistent with releases Quaker has obtained from other executives who were involuntarily terminated. This provision does not bind Schott to sign a release upon termination; rather, he can voluntarily elect to sign a release and obtain the supplemental separation benefits described herein, or he can elect not to sign a release and thereby forego those benefits.

      B. Once the release executed by Schott is valid and in effect, Quaker will immediately sign a waiver releasing him from all claims, except as follows: (i) with respect to claims of gross misconduct, this waiver will only apply to claims as to which Quaker's senior officers were aware, on or before the effective date of the release, of the material facts necessary to establish Schott's liability; (ii) Quaker will not waive any claims that arise out of conduct or omissions which occur after the date the waiver becomes effective; and (iii) Quaker will not waive its right to enforce agreements regarding post-termination matters, such as disclosure of confidential information. As a clarification, and solely for purposes of this specific provision of the Agreement, examples of "gross misconduct" include embezzlement, fraud, sexual harassment or submitting expense reports for trips never taken, while things such as staying at an expensive hotel on a business trip, or having Schott's secretary type some personal letters for him, would not qualify as "gross misconduct."

      C. Notwithstanding anything to the contrary in sections 3(A) or 3(B), Quaker, in its sole discretion, may elect to have neither party sign a release. If Quaker so elects, then Schott's execution of a valid release will not be a condition precedent to qualifying for supplemental separation benefits. Quaker's election must be that both parties or neither party sign releases; Quaker cannot elect that Schott alone shall sign a release. The intent of this entire paragraph is that both parties will sign a release or neither will.

4.   Mitigation

      With respect to the supplemental separation payments provided under this Agreement, Schott shall not have any duty to mitigate his income loss by finding alternative employment, nor shall amounts he earns from other employment be offset against his payments. This provision has no effect on Schott's duty to mitigate, if any, in connection with claims that may arise under anything other than this Agreement.


5.   Miscellaneous

     A. If Schott resigns at the request of his immediate superior during his first forty two (42) months of employment, Quaker will treat his resignation as an involuntary termination (which triggers benefits under section 1(A)).

      B. During any period when Schott is receiving Program benefits or supplemental separation benefits, he will be bound by the confidentiality provision in Quaker's Code Of Ethics, which applies to all employees. In the event of a breach, Quaker is entitled to any appropriate equitable or legal relief.

      C. While receiving Program benefits or supplemental separation pay, Schott will provide accurate information or testimony or both in connection with any legal matter, if so requested by Quaker. He will make himself available, upon request, to provide such information and testimony, in a formal and/or an informal setting in accordance with Quaker's request, subject to reasonable accommodation of his schedule and reimbursement of reasonable expenses, including reasonable and necessary attorney fees (if independent legal counsel is reasonably necessary).

      D. During any period when Schott is receiving Program benefits and/or supplemental separation pay, at Quaker's request he will cooperate with media requests for interviews regarding his termination and/or Quaker. He will not disparage The Quaker Oats Company, its products, officers, directors or employees in these interviews, in any other public setting, or in conversation with persons in the same industry as Quaker and/or the media; provided: (i) he obviously must testify honestly if compelled to do so under oath; and (ii) if Quaker publicly criticizes Schott or his ability (in a media release and/or in conversations with others in the industry outside of Quaker), he may respond accordingly.

     E. If Quaker asserts claims against Schott, it cannot treat those claims as creating a setoff against payments due under this Agreement unless the claims are for a liquidated amount. If Quaker treats liquidated amounts allegedly owed by Schott as creating a setoff, it must place the setoff funds in an interest bearing escrow account, pending resolution of the litigation; further, even when a setoff applies, the amount of any setoff shall be limited such that Schott still receives at least $10,000.00 each month during the period when payments are due under this Agreement.


6.   Quaker's Rights In Certain Circumstances

      A. If Schott voluntarily resigns his Quaker employment prior to completing six (6) full months of employment with Quaker, and the circumstances surrounding his resignation do not trigger supplemental separation pay under this Agreement (i.e., there is no constructive discharge, sale of Snapple, or spin off of Snapple in which Schott is not offered a comparable position), then Schott must pay Quaker the sum of $425,000.00 within thirty (30) days after his resignation becomes effective. Provided, this provision will not apply if Schott resigns solely due to extraordinary personal hardship that substantially impairs or eliminates his ability to work for any company in any executive capacity.

     B. Notwithstanding anything to the contrary elsewhere in this Agreement, including without limitation paragraphs 1(A) and 1(D), if Nantucket (i) prevails in court on a claim that Schott used or disclosed confidential or trade secret information and (ii) as a result, obtains a preliminary or permanent injunction against Schott and/or Quaker that prevents or significantly limits Schott from performing his duties as President - Snapple Beverages, then:

       1.Quaker   may  terminate  Schott,  and  Schott  stipulates   that   his
          termination in such circumstances would be for "gross misconduct," thereby disqualifying him from severance or supplemental separation benefits; provided, if the injunction that resulted in Schott's termination is reversed on appeal, then this provision shall not apply, and Schott's termination date for purposes of this Agreement will be deemed to be the date of the appellate court's final decision.

       2.If  any  portion  of  the  unlawful use or  disclosure  occurs  during
          Schott's first six (6) months of employment with Quaker, then within 30 days after all appeals from the judgment/injunction in Nantucket's favor are exhausted or time-barred, Schott must pay Quaker $425,000.00; provided, no payment shall be required if the injunction is reversed on appeal.


7.   Choice Of Law And Forum

      A. This Agreement shall be governed by and construed in accordance with the laws of the State Of Illinois, without giving effect to choice of law principles.

      B. In the event of any litigation over this Agreement or an alleged breach thereof, Schott and Quaker each consent to submit to the personal jurisdiction of any court, state or federal, in the State of Illinois. The parties agree that the Illinois courts, state or federal, shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

8.   Full Agreement

      This written document contains the entire understanding and agreement of the parties on the limited subject matter set forth herein (i.e., rights and obligations upon termination of Schott's employment during his first 42 months), and supersedes any prior agreement, oral or written, relating to these matters. No party is relying on any statement or representation regarding this subject matter other than those expressly set forth herein.

      This Agreement cannot be modified or altered except by a subsequent written agreement signed by the parties, and only Quaker's highest ranking Human Resources officer or his direct superior shall have authority to sign such an amendment on behalf of Quaker.


9.   Severability

      Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be illegal, unlawful or unenforceable, the remaining terms and provisions shall not be affected thereby and shall remain in full force and effect.

                              The Quaker Oats Company




August 12, 1996               /s/Douglas J. Ralston
                              By its Senior Vice President







August 12, 1996               /s/Michael B. Schott
                              Michael B. Schott